Exhibit 99.1

                     [GAYLORD CHEMICAL LOGO]

                  Press Release - Jury Verdict


     On December 9, 2003, Gaylord Chemical Corporation and its parent, Gaylord Container Corporation agreed in principle to settle all claims, including claims for compensatory and punitive damages, arising from the October 23, 1995 explosion of a rail tank car at the Gaylord Chemical plant in Bogalusa, Louisiana.
In exchange for payments by certain of its insurance carriers and assignment of the companies' insurance coverage rights against its non-settling carriers, Gaylord Chemical and Gaylord Container will receive full releases and/or dismissals of all claims for damages, including punitive damages. Neither Gaylord Chemical nor Gaylord Container contributes to the settlement. The settlement is subject to a fairness hearing and final court approval.

     On December 10, 2003, a jury in Louisiana awarded punitive damages of $92 million in favor of a class of plaintiffs allegedly injured in the release and against the companies' insurance carriers that did not settle. The jury's decision does not affect the companies' settlement reached by Gaylord Chemical and Gaylord Container.








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